EXHIBIT 11
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

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


                                                                 Year Ended December 31,
                                                                 -----------------------
                                          1993            1994            1995            1996            1997
                                          ----            ----            ----            ----            ----

Primary earnings per share:

Net income (loss)                        $ 847,887      $ 533,427        $ 107,193       $ 363,458       $ (3,815,119)
Preferred stock dividends                  (59,160)       (59,160)         (59,160)        (59,160)           (59,160)
Debenture interest                                         42,944
                                          ----------     ---------        ---------       ---------       ------------

                                           788,727        517,211           48,033         304,298         (3,874,279)
                                          ==========     =========        =========       =========       =============

Basic weighted average number of
shares outstanding                   (1)10,581,092  (1)11,644,785    (1)12,062,019   (1)12,095,751      (1)12,056,641

Basic earnings per share
   Income (loss) before
    discontinued operations and
    extraordinary item                   $  .06         $  .04           $  .02          $  .03          $  (.24)
  Discontinued operations                                                  (.01)                           (.08)
  Extraordinary item                        .01
                                         ------         ------           ------          ------          --------
                                         $  .07         $  .04           $  .01          $  .03          $  (.32)

Diluted earnings per share:

Net income (loss)                        $  847,887     $  533,427       $  107,193      $  363,458      $  (3,815,119)
Preferred stock dividends                   (59,160)       (59,160)         (59,160)        (59,160)           (59,160)
Debenture interest                                          42,944
                                         -----------    ----------       ----------      ----------      -------------

                                            788,727        517,211           48,033         304,298         (3,874,279)
                                         ===========    ==========       ==========      ==========      ==============

Diluted weighted average
   number of shares outstanding       (1)10,581,092  (1)11,644,785    (1)12,062,019    (1)12,095,751     (1)12,056,641
                                      =============  =============    =============    =============     =============

Diluted earnings per share
   Income (loss) before
     discontinued operations and
    extraordinary item                   $  .06         $  .04           $  .02          $  .03          $  (.24)
   Discontinued operations                                                 (.01)                            (.08)
   Extraordinary item                       .01
                                         ------         ------           ------          ------          --------

                                         $  .07         $  .04           $  .01       $      .03         $  (.32)
                                         ======         ======           ======       ==========         ========


<F1>  See Note 1 to the financial statements

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